Exhibit 10.4

SHARE PURCHASE AGREEMENT

By and Between

GLAXO GROUP LIMITED

AND

WAVE LIFE SCIENCES LTD.

Dated as of December 13, 2022

TABLE OF CONTENTS

Page

1.	Definitions	1
1.1	Defined Terms	1
1.2	Additional Defined Terms	4
2.	Purchase and Sale of Shares	4
3.	Closing Date; Deliveries	5
3.1	Closing Date	5
3.2	Deliveries	5
4.	Representations and Warranties of the Company	6
4.1	Organization, Good Standing and Qualification	6
4.2	Capitalization and Voting Rights	6
4.3	Subsidiaries	7
4.4	Authorization	7
4.5	No Defaults	8
4.6	No Conflicts	8
4.7	No Governmental Authority or Third Party Consents	8
4.8	Valid Issuance of Shares	9
4.9	Litigation	9
4.10	Licenses and Other Rights; Compliance with Laws	9
4.11	Company SEC Documents; Liabilities; Nasdaq Stock Market	9
4.12	Absence of Certain Changes	10
4.13	Intellectual Property	11
4.14	Tax Returns, Payments and Elections	14
4.15	Offering	14
4.16	No Integration	14
4.17	Brokers’ or Finders’ Fees	15
4.18	Not Investment Company	15
4.19	Internal Controls; Disclosure Controls and Procedures.	15
5.	Representations and Warranties of the Investor	15
5.1	Organization; Good Standing	15
5.2	Authorization	15
5.3	No Conflicts	16
5.4	No Governmental Authority or Third Party Consents	16
5.5	Purchase Entirely for Own Account	16
5.6	Disclosure of Information	16
5.7	Investment Experience and Accredited Investor Status	16
5.8	Acquiring Person	16
5.9	Restricted Securities	17
5.10	Legends	17
5.11	Financial Assurances	17

i

6.	Investor’s Conditions to Closing	17
6.1	Representations and Warranties	17
6.2	Covenants	17
6.3	Investor Agreement	18
6.4	Collaboration Agreement	18
6.5	Agreements, Certificates, Etc.	18
6.6	Nasdaq Notification	18
6.7	No Material Adverse Effect	18
7.	Company’s Conditions to Closing	18
7.1	Representations and Warranties	18
7.2	Covenants	18
7.3	Investor Agreement	18
7.4	Collaboration Agreement	18
8.	Mutual Conditions to Closing	18
8.1	HSR Act and Other Qualifications	18
8.2	Absence of Litigation	19
8.3	No Prohibition	19
9.	Termination	19
9.1	Ability to Terminate	19
9.2	Automatic Termination	19
9.3	Effect of Termination	20
10.	Additional Covenants and Agreements	20
10.1	Market Listing	20
10.2	Assistance and Cooperation	20
10.3	Effect of Waiver of Condition to Closing	20
10.4	Share Issuance and Legend Removal	21
11.	Miscellaneous	21
11.1	Governing Law; Jurisdiction	21
11.2	Waiver	21
11.3	Notices	21
11.4	Entire Agreement	22
11.5	Amendments	22
11.6	Headings; Nouns and Pronouns; Section References	22
11.7	Severability	22
11.8	Assignment	22
11.9	Successors and Assigns	22
11.10	Counterparts	22
11.11	Third Party Beneficiaries	22
11.12	No Strict Construction	23
11.13	Survival of Warranties	23
11.14	Remedies	23
11.15	Expenses	23

ii

Exhibit A – Form of Cross Receipt
Exhibit B – Form of Investor Agreement
Exhibit C – Notices

iii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of December 13, 2022, by and between Glaxo Group Limited, a company organized under the laws of England and Wales (the “Investor”), and Wave Life Sciences Ltd., a Singapore public limited company (the “Company” or “Wave”).

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, ordinary shares, fully-paid up, no par value, of the Company (the “Ordinary Shares”); and

WHEREAS, in partial consideration of the rights granted to GlaxoSmithKline Intellectual Property (No. 3) Limited (“GSK IP3” or “GSK”) (an Affiliate of the Investor) under the Collaboration Agreement (as defined below), the Investor will purchase Shares (as defined below) of the Company.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1. Definitions.

1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to “control” another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the shares having the right to vote for the election of directors or otherwise having the power to control or direct the affairs of such Person; and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest or the power to direct the management and policies of such non-corporate entities. For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Business Day” shall mean a calendar day other than a Saturday, Sunday, or a bank or other public holiday in Massachusetts or New York in the United States or in London, United Kingdom and excludes the continuous period between December 24 to January 2 each year when the offices of the Investor and the Company are closed.

“Collaboration Agreement” shall mean the Collaboration and License Agreement by and among Wave Life Sciences USA, Inc., Wave Life Sciences UK Limited and GlaxoSmithKline Intellectual Property (No. 3) Limited, dated as of December 13, 2022.

“Cross Receipt” shall mean an executed document signed by each of the Company and the Investor, in substantially the form of Exhibit A attached hereto.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body, including but not limited to the U.S. Food and Drug Administration, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Intellectual Property” shall mean all inventions, Patents, Trademarks, trade names, service names, copyrights, trade secrets, Know-How and all other intellectual property.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

“Investor Agreement” shall mean that certain Investor Agreement between the Investor and the Company, to be dated as of the Closing Date, in the form of Exhibit B attached hereto, as the same may be amended from time to time.

“Know-How” shall mean all commercial, technical, scientific, CMC, and other know‑how and information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing (including batch records for any relevant historic manufacturing campaigns), stability and quality control data and know‑how, including, regulatory data, study designs and protocols), and Materials, in all cases, whether or not confidential, proprietary, patentable, in written, electronic or any other form now known or hereafter developed, but excluding all Patents.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has (i) a material adverse effect on the business, financial condition, earnings, assets, liabilities, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transaction, in accordance with the terms of this Agreement, except in the case of (i) or (ii) to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (C) the announcement, pendency or performance of this Agreement or the Collaboration Agreement or the identity of the Investor, (D) any change in the trading prices or trading volume of the Ordinary Shares (it being understood that the facts giving rise to or contributing to any such change may be deemed to constitute, or be taken into account when determining whether there has been or will be, a Material Adverse Effect, except to the extent any of such facts is an Effect referred in clauses (A) through (H) of this definition), (E) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (F) earthquakes, hurricanes, floods or other natural disasters, (G) any action taken by the Company required by this Agreement or the Collaboration Agreement or with the Investor’s written consent, (H) any breach, violation or non-performance by the Investor or any of its Affiliates under the Collaboration Agreement, or (I) shareholder litigation arising out of or in connection with the execution, delivery or performance of the Transaction Agreements; provided, that, with respect to clauses (A), (B), (E) and (F), such Effect does not have a materially disproportionate and adverse effect on the Company relative to other companies in the biotechnology or biopharmaceutical industries.

“Organizational Documents” shall mean the constitution of Wave Life Sciences Ltd., dated as of July 23, 2012, as may be amended and/or restated from time to time.

“Patent” shall mean all patents and patent applications (including all continuations, continuations‑in‑part, divisionals, and substitutions), or other filings claiming priority thereto or sharing any common priority therewith, as well as any patents issued with respect to any such patent applications, reissues, re‑examinations, renewals, or extensions (including patent term adjustments, patent term extensions, supplemental protection certificates, or the equivalents thereof), registration or confirmation patents, patents resulting from post‑grant proceedings, patents of addition, restorations and extensions thereof, and any inventor’s certificates, and all equivalents and counterparts thereof in any country. For clarity, a patent filing (a patent or a patent application) is considered to have been made (or to be pending or in force) within a selected time period if the filing itself, or any other filing to which it claims priority or with which it shares any common priority, was made within (or was pending or in force within) the time period.

“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Third Party” shall mean any Person other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Trademark” shall mean any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

“Transaction” means the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement, the Investor Agreement and the Collaboration Agreement.

1.2 Additional Defined Terms. In addition to the terms defined in Section 1.1, capitalized defined terms used in Section 4.13 and in the definition of “Know-How” but not otherwise defined in this Agreement shall have the respective meanings assigned thereto in the Collaboration Agreement, and the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Aggregate Purchase Price	Section 2
Closing	Section 3.1
Closing Date	Section 3.1
Company	Preamble
Company Intellectual Property	Section 4.13(a)
Company SEC Documents	Section 4.11(a)
Exchange Act	Section 4.11(a)
HSR Act	Section 4.7
Investor	Preamble
Modified Clause	Section 11.7
Ordinary Shares	Preamble
Patent Offices	Section 4.13(k)
Permits	Section 4.10
SEC	Section 4.7
Securities Act	Section 4.11(a)
Shares	Section 2

2. Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company, 10,683,761 Ordinary Shares (the “Shares”), for $4.68 per share, or $50,000,001.48 in the aggregate (the “Aggregate Purchase Price”), provided, that if the number of Ordinary Shares issuable at the Closing would be greater than 19.99% of the Ordinary Shares outstanding immediately prior to Closing, the number of Shares and the Aggregate Purchase Price shall be reduced such that, immediately following the Closing, the Investor holds 19.99% of outstanding

Ordinary Shares (calculated immediately prior to the Closing). In the event of any share dividend, share split, combination of shares, recapitalization or other similar change in the capital structure of the Company after the date hereof and on or prior to the Closing which affects or relates to the Ordinary Shares, the number of Shares shall be adjusted proportionately.

3. Closing Date; Deliveries.

3.1 Closing Date. Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 6, 7 and 8 hereof, the closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held on the third (3rd) Business Day after the satisfaction or waiver of the conditions to Closing set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing), at 10 a.m. Boston time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, or at such other time, date and location as the parties may agree. The date the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2 Deliveries.

(a) Deliveries by the Company. At the Closing, the Company shall instruct its transfer agent to register the Shares in book-entry form. The Company will cause the relevant returns of allotment of the Shares to be filed with all relevant authorities in Singapore or elsewhere (if required) and updated in the registers of the Company. The Company shall also deliver at the Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Section 6 of this Agreement have been fulfilled; (iii) a duly executed Investor Agreement; (iv) legal opinions of the Company’s Singapore and U.S. counsels in form and substance reasonably satisfactory to the Investor; and (v) a certificate of the secretary of the Company dated as of the Closing Date certifying (A) that attached thereto are true and complete copies of the Organizational Documents in effect on the Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date; and (C) as to the incumbency and specimen signature of any officer of the Company executing a Transaction Agreement on behalf of the Company.

(b) Deliveries by the Investor. At the Closing, the Investor shall deliver to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company. The Company shall notify the Investor in writing of the wiring instructions for such account not less than five (5) Business Days before the Closing Date. The Investor shall also deliver, or cause to be delivered, at the Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized executive officer of the Investor certifying that the conditions to Closing set forth in Section 7 of this Agreement have been fulfilled; (iii) a duly executed Investor Agreement; and (iv) a certificate of the secretary of the Investor dated as of the Closing Date certifying as to the incumbency and specimen signature of any officer executing a Transaction Agreement on behalf of the Investor.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

4.1 Organization, Good Standing and Qualification.

(a) The Company is a public company duly organized and validly existing under the laws of Singapore. The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and as proposed to be conducted as described in the Company SEC Documents, to enter into the Transaction Agreements, to allot, issue and sell the Shares, and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

(b) The Company is qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the type of properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not have or be reasonably likely to have a Material Adverse Effect.

4.2 Capitalization and Voting Rights.

(a) As of September 30, 2022, the share capital, which has been authorized for issuance by the Board of Directors and shareholders of the Company, consists of (1) 104,218,716 Ordinary Shares, of which (i) 86,841,523 Ordinary Shares are issued and outstanding, (ii) 6,306,514 Ordinary Shares are reserved for issuance pursuant to the Company’s equity incentive plans, (iii) 716,413 Ordinary Shares are reserved for issuance pursuant to the Company’s employee share purchase plan and (iv) 10,354,266 Ordinary Shares are issuable upon the exercise of share options outstanding and vesting of restricted share units and awards outstanding, and (2) 7,093,656 vested and exercisable Pre-Funded Warrants outstanding to purchase Ordinary Shares, and (3) 3,901,348 preferred shares of the Company, of which 3,901,348 of the Company’s Series A preferred shares are issued and outstanding. Since September 30, 2022, there has not been any material change to the Company’s share capital. The issued and outstanding share capital of the Company has been duly authorized and validly issued and is fully paid and non-assessable. None of the outstanding share capital of the Company was issued in violation of the preemptive or other similar rights of any shareholder of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any share capital of the Company or any of its subsidiaries other than those described or reflected above or in the Company SEC Documents, or pursuant to reservations, agreements or employee benefit plans or the exercise of convertible securities or options, in each case described or reflected in the Company SEC Documents.

(b) All of the Ordinary Shares are entitled to one (1) vote per share.

(c) Except as described or referred to in Section 4.2(a) above or the Company SEC Documents or as provided in the Investor Agreement, as of the date hereof, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive or registration rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any of its share capital or any other securities of the Company or (ii) except as set forth in the Investor Agreement, any restrictions on the transfer of share capital of the Company other than pursuant to state and federal securities Laws.

(d) Except as provided in the Investor Agreement or the Organizational Documents, the Company is not a party to or subject to any agreement or understanding relating to the voting of share capital of the Company or the giving of written consents by a shareholder or director of the Company.

4.3 Subsidiaries. The Company has disclosed all of its “subsidiaries” (for purposes of this Agreement, as defined in Rule 405 under the Securities Act) required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K in an exhibit to its Annual Report on Form 10-K. Each of the Company’s subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation or company in good standing under the Laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its businesses as presently conducted. Each of the Company’s subsidiaries is duly qualified as a foreign corporation or company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding share capital or other equity or ownership interests of each of the Company’s subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Company SEC Documents.

4.4 Authorization.

(a) All requisite corporate action on the part of the Company and its subsidiaries, and their respective directors and shareholders required by applicable Law for the authorization, execution and delivery by the Company and its subsidiaries of the Transaction Agreements and the performance of all obligations of the Company and its subsidiaries hereunder and thereunder, including the authorization, allotment, issuance and delivery of the Shares, has been taken.

(b) This Agreement and the Collaboration Agreement have been, and upon the execution and delivery of the Investor Agreement by the Company at the Closing, the Investor Agreement will be, duly executed and delivered by the Company or its subsidiaries (as applicable), and upon the due execution and delivery of this Agreement by the Investor, this Agreement and the Collaboration Agreement will constitute, and upon the due execution and delivery of the Investor Agreement by the Investor, the Investor Agreement will constitute, valid and legally binding obligations of the Company and its subsidiaries (as applicable), enforceable against such entities in accordance with their respective terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

(c) No stop order or suspension of trading of the Ordinary Shares has been imposed by The Nasdaq Stock Market LLC, the SEC or any other Governmental Authority and remains in effect.

4.5 No Defaults. Neither the Company nor any of its subsidiaries is in default under or in violation of (a) the Organizational Documents or a subsidiary’s organizational documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company, its subsidiaries or any of the Company’s or subsidiaries’ assets are bound, except, in the case of subsections (b) and (c), as would not have or be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, there exists no condition, event or act which after notice, lapse of time, or both, would constitute a default or violation by the Company under any of the foregoing, except, in the case of subsections (b) and (c), as would not have or be reasonably likely to have a Material Adverse Effect.

4.6 No Conflicts. The execution, delivery and performance of the Transaction Agreements, and compliance with the provisions hereof and thereof by the Company and its subsidiaries do not and shall not: (a) conflict with or violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company, any of its subsidiaries or any of its assets are bound, (c) result in any encumbrance upon any of the Shares, other than restrictions on resale pursuant to securities Laws, or (d) violate or conflict with any of the provisions of the Organizational Documents or any subsidiary’s organizational documents, except, in the case of subsections (a) and (b), as would not have or be reasonably likely to have a Material Adverse Effect.

4.7 No Governmental Authority or Third Party Consents. No consent, approval, authorization, qualification, designation, declaration or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Company or its subsidiaries in connection with the authorization, execution and delivery by the Company and its subsidiaries of any of the Transaction Agreements, or with the authorization, allotment, issuance and sale by the Company of the Shares, except (i) such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (ii) as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) such filings as may be required to be made with the Accounting and Corporate Regulatory Authority of Singapore in connection with the allotment and issuance by the Company of the Shares.

4.8 Valid Issuance of Shares. When allotted, issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be validly issued, fully paid, non-assessable, and free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to the Investor Agreement and the Organizational Documents, as a result of any action by the Investor or under federal or state securities Laws.

4.9 Litigation. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there is no action, suit, proceeding or investigation pending (of which the Company or its subsidiaries have received notice or otherwise have knowledge) or, to the Company’s knowledge, threatened against the Company or its subsidiaries or which the Company or its subsidiaries intends to initiate which has had or is reasonably likely to have a Material Adverse Effect.

4.10 Licenses and Other Rights; Compliance with Laws. The Company and its subsidiaries (as applicable) have all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit them to own their properties and to conduct their business as presently conducted and are in compliance thereunder, except where the failure to be in compliance does not and would not have or be reasonably likely to have a Material Adverse Effect. To the Company’s knowledge, neither the Company nor its subsidiaries have not taken any action that would interfere with the Company’s or its subsidiaries’ ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not have or be reasonably likely to have a Material Adverse Effect. The Company and its subsidiaries are and have been in compliance with all Laws applicable to their business, properties and assets, and to the products and services sold by them, except where the failure to be in compliance does not and would not have or be reasonably likely to have a Material Adverse Effect.

4.11 Company SEC Documents; Liabilities; Nasdaq Stock Market.

(a) Since January 1, 2018, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, other than as has been disclosed to the Investor, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(c) The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in its quarterly reports on Form 10-Q for the quarterly periods ended September 30, 2022, June 30, 2022 and March 31, 2022 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2022, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

(d) As of the date of this Agreement, the Ordinary Shares are listed on The Nasdaq Global Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act or delisting the Ordinary Shares from The Nasdaq Global Market. As of the date of this Agreement, the Company has not received any adverse correspondence from the SEC, The Nasdaq Stock Market LLC, the staffs thereof or any Governmental Authority or any notification that, and has no knowledge that, the SEC or The Nasdaq Stock Market LLC is contemplating terminating such listing or registration.

4.12 Absence of Certain Changes.

(a) Except as disclosed in the Company SEC Documents, since September 30, 2022, there has not been any change in the assets liabilities, financial condition or operating results of the Company from that reflected in the financial statements, except changes or events in the ordinary course of business that have not caused a Material Adverse Effect.

(b) Except as disclosed in the Company SEC Documents, since December 31, 2021, there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect.

(c) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since December 31, 2021, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.

(d) Since December 31, 2021, the Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Laws or any other Laws of the United States or any other jurisdiction.

4.13 Intellectual Property.

(a) “Company Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Company and/or its Affiliates in the operation of its business as presently conducted or reasonably expected to be conducted. Schedule 11.2 of the Collaboration Agreement sets forth a complete and accurate list of (a) all Wave Background Patents issued or pending as of the Execution Date, including (i) for each such Patent that is owned by Wave or its Affiliates, whether it is solely or jointly owned, and, further if jointly owned, the identity of the Third Party joint owner(s), and (ii) for each such Patent that is in licensed by Wave or its Affiliates, the identity of the Third Party owner, the corresponding Existing Wave Third Party Agreements or SERPINA1 Collaboration In License, as applicable pursuant to which such Patent is Controlled by Wave, and whether such Patent is licensed to Wave exclusively or non exclusively; and (b) all license, assignment, distribution, or other agreements pursuant to which Wave or its Affiliates Control (or has the right to obtain Control of), or otherwise is granted rights to, any Wave Background Technology, including all Existing Wave Third Party Agreements. Wave has provided GSK with true and correct copies of all such agreements (subject to Wave’s right to redact Confidential Information of Wave or its counterparty from such copies, except to the extent that such information is required in order for GSK to identify the obligations with which it or its Related Parties will be required to comply). For clarity, Schedule 11.2 of the Collaboration Agreement does not necessarily include all Company Intellectual Property. The Company Intellectual Property is owned free from any material liens, charges, encumbrances or restrictions. All of the Company’s material Intellectual Property Licenses are in full force and effect in accordance with their terms, are free of any material liens or restrictions, and neither the Company nor to the Company’s knowledge any other party thereto, is in material breach of any such material Intellectual Property License, and to the Company’s knowledge no event has occurred that with notice or lapse of time or both would constitute such a material breach thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any material right or obligation of the loss of any material benefit thereunder by the Company. Neither the execution, delivery nor performance of this Agreement or the other agreements and documents contemplated hereby to be executed and delivered by the Company, as applicable, nor the consummation of the transactions contemplated hereby or thereby, shall adversely impact (or require the payment or grant of additional amounts of consideration), result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any Third Party or other person to cancel, suspend, limit, terminate or otherwise impair the right of the Company or any of its Affiliates to own or use or otherwise exercise any other rights that the Company or any of its Affiliates currently has with respect to, any of the Intellectual Property currently used in their businesses, or require the consent or authorization of any Person in respect of the right of the Company or any of its Affiliates to own or use otherwise exercise any other rights that the Company or any of its Affiliates currently has with respect to any such Intellectual Property.

(b) The Company and its Affiliates have taken reasonable measures to protect and maintain such Company Intellectual Property, consistent with prudent commercial practices in the biotechnology industry. The Company and its Affiliates have taken reasonable precautions to preserve the confidentiality of any confidential Know-How included in the Company Intellectual Property.

(c) To the Company’s knowledge, no employee of the Company or any of its Affiliates is in violation of any patent disclosure agreement or invention assignment agreement with a former employer where the basis of such violation relates to such employee’s employment with the Company and its Affiliates.

(d) To the Company’s knowledge, none of the Company Intellectual Property or technology (including information technology and outsourced arrangements) employed by the Company or any of its Affiliates has been obtained or is being used by the Company or any of its Affiliates in violation of any contractual obligation binding on the Company or its Affiliates or any of their respective officers, directors or employees or otherwise in violation of the rights of any Persons. The product candidates that are under development by the Company or any Affiliates fall within the scope of the claims of one or more Patents within the Company Intellectual Property.

(e) Wave (itself or through its Affiliates) has (a) full legal or beneficial title and ownership of, or sufficient license rights under, or has a valid option to obtain sufficient license rights under, all Wave Background Technology; and (b) has full legal or beneficial title and ownership of, or sufficient license rights under, or an option to obtain sufficient rights, and authority to (i) grant to GSK and its Related Parties, the licenses, and other rights set forth in this Agreement under the Wave Background Technology; and (ii) use, disclose, and commercially exploit, and to enable GSK and its Related Parties to use, disclose, and commercially exploit (in each case under appropriate conditions of confidentiality) the Wave Background Technology in accordance with this Agreement. Without limiting the generality of the foregoing, Wave or its Affiliate has obtained all necessary consents and fulfilled all necessary conditions applicable to Wave (and other than those conditions required to be flowed through to GSK), if any, to grant to GSK the license and sublicense rights provided in the present Agreement.

(f) Wave has not granted its Affiliates or any Third Party, including any academic organization or agency, rights that would otherwise interfere or be inconsistent with GSK’s rights hereunder, and there are no agreements or arrangements to which Wave or any of its Affiliates is a party relating to Wave Technology or Collaboration Compounds or Collaboration Products directed to any Collaboration Target, that would (a) limit the rights granted to GSK under this Agreement or (b) restrict or result in a restriction on GSK’s ability to Exploit the Collaboration Compounds or Collaboration Products directed to any Collaboration Target in accordance with this Agreement in the Territory.

(g) Neither Wave nor its Affiliates are in material breach or default under any agreements pursuant to which Wave Controls any Wave Technology, and neither Wave nor its Affiliates have received any written notice of material breach or default with respect to any such agreement.

(h) With respect to any Wave Background Technology owned by Wave or its Affiliates, (a) Wave or its Affiliates have obtained from all employees and independent contractors who participated in any respect in the invention or authorship thereof, valid and enforceable assignments of all ownership rights of such employees and independent contractors in such Wave Background Technology, either pursuant to written agreement or by operation of Applicable Law; and (b) all of its employees, officers, contractors and consultants have executed agreements or have existing obligations under Applicable Law requiring assignment to Wave or its Affiliate, as applicable, of all rights, title, and interests in and to inventions made during the course of and as the result of this Agreement; and, no officer or employee of Wave or its Affiliate is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Wave Background Technology to any Third Party. Except as otherwise provided in Schedule 11.2 of the Collaboration Agreement, Wave is the sole owner of the Wave Background Patents and no Third Party has challenged or is challenging Wave’s ownership thereof. The Wave Background Patents are free and clear of any liens, charges, and encumbrances that would conflict with the rights granted under this Agreement.

(i) All employees, officers, and consultants of Wave and its Affiliates have executed agreements or have existing obligations under Applicable Law and obligating the individual to maintain as confidential Wave’s Confidential Information as well as confidential information of other parties (including of GSK and its Affiliates) that such individual may receive in the conduct of this Agreement, to the extent required to support Wave’s obligations under this Agreement; and Wave and its Affiliates have taken all reasonable precautions to preserve the confidentiality of the Wave Background Know How.

(j) Neither Wave nor its Affiliates have entered into a government funding relationship that would result in rights to any Collaboration Compound or Collaboration Product directed to any Collaboration Target residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. 200 204), as amended, or any similar obligations under the laws of any other country.

(k) The issued patents within the Wave Background Patents are valid and enforceable and have been diligently prosecuted and maintained. There are no oppositions, nullity actions, interferences, inter partes reexaminations, inter partes reviews, post grant reviews, derivation proceedings, or other proceedings pending or threatened (but excluding office actions or similar communications issued by any Patent Offices in the ordinary course of prosecution of any patent application) that challenge the scope, validity, or enforceability of the Wave Background Patents. Wave has filed and prosecuted patent applications within the Wave Background Patents in good faith and, has complied with all duties of disclosure with respect thereto. Other than through filing of terminal disclaimers in the ordinary course of patent prosecution, Wave has not committed any act, or omitted to commit any act, that may cause the Wave Background Patents to expire prematurely or be declared invalid or unenforceable. Wave or its Affiliates have timely paid all application, registration, maintenance, and renewal fees in respect of the Wave Background Patents and have filed with the United States Patent and Trademark Office or any analogous foreign Governmental Authority (collectively, “Patent Offices”) all necessary documents and certificates for the purpose of maintaining such Wave Background Patents.

(l) The owned Wave Technology and, to Wave’s knowledge, the in licensed Wave Technology is not subject to, any judgment or settlement that would reasonably be expected to materially restrict the use thereof or otherwise would reasonably be expected to adversely affect the validity or enforceability thereof. To Wave’s knowledge, no Third Party has infringed upon or misappropriated any Wave Technology.

(m) To Wave’s knowledge, the Exploitation of any Collaboration Compound or Collaboration Product directed to any Collaboration Target, in each case, as contemplated hereunder does not infringe any valid patent rights of any Third Party. There are no claims, demands, suits, proceedings, arbitrations, or other legal actions of any nature, civil, criminal, regulatory or otherwise, pending or, to Wave’s knowledge, threatened against Wave or any of its Related Parties alleging or asserting any of the foregoing.

4.14 Tax Returns, Payments and Elections. The Company has filed all tax returns and reports as required, and within the time prescribed, by applicable Law and has paid or made provision for the payment of all accrued and unpaid taxes to which the Company is subject and which are not currently due and payable, except in each case where any failure would not have a Material Adverse Effect.

4.15 Offering. Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9 and 5.10, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither the Company, its subsidiaries nor any Person acting on behalf of the Company or its subsidiaries will take any action that would cause the loss of such exemption.

4.16 No Integration. The Company and its subsidiaries have not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

4.17 Brokers’ or Finders’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

4.18 Not Investment Company. The Company is not, and upon receipt of the Aggregate Purchase Price, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.19 Internal Controls; Disclosure Controls and Procedures. The Company and its subsidiaries are in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and all applicable rules and regulations promulgated by the SEC thereunder. The Company and its subsidiaries maintain internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. The Company and its subsidiaries have established the “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the principal executive officers and principal financial officers of the Company and its subsidiaries to engage in the review and evaluation process mandated by the Exchange Act, and are in compliance with such disclosure controls and procedures in all material respects. The Company and its subsidiaries designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Each of the principal executive officers and principal financial officers of the Company and its subsidiaries have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, with respect to all reports, schedules, forms, statements and other documents required to be filed by the Company and its subsidiaries with the SEC.

5. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

5.1 Organization; Good Standing. The Investor is a corporation duly organized, validly existing and in good standing under the laws of England and Wales. The Investor has or will have all requisite power and authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

5.2 Authorization. All requisite action on the part of the Investor and its directors and shareholders, required by applicable Law for the authorization, execution and delivery by the Investor of the Transaction Agreements and the performance of all of its obligations thereunder, including the subscription for and purchase of the Shares, has been taken. This Agreement and the Collaboration Agreement have been, and upon the execution and delivery of the Investor Agreement at the Closing by the Investor, the Investor Agreement will be, duly executed and delivered by the Investor or GSK IP3 (as applicable) and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor and GSK IP3 (as applicable) in accordance with their respective terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3 No Conflicts. The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except, in the case of subsections (a) or (b), as would not materially impair or adversely affect the ability of the Investor to consummate the Transaction and perform its obligations under the Transaction Agreements.

5.4 No Governmental Authority or Third Party Consents. No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for and purchase of the Shares, except as required pursuant to the HSR Act.

5.5 Purchase Entirely for Own Account. The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares. The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6 Disclosure of Information. The Investor has had the opportunity to review the Company SEC Documents and has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

5.7 Investment Experience and Accredited Investor Status. The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act). The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8 Acquiring Person. As of the date of this Agreement and immediately prior to the Closing, neither the Investor nor any of its Affiliates beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to the Investor’s rights under this Agreement), any securities of the Company.

5.9 Restricted Securities. The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that it is familiar with Rule 144 of the Securities Act, as presently in effect.

5.10 Legends. The Investor understands that the Shares in book-entry form shall be subject to the following legends:

(a) “These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to Wave Life Sciences Ltd.) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”; and

(b) “These securities are subject to and shall be transferable only upon the terms and conditions of an Investor Agreement by and between Wave Life Sciences Ltd. and Glaxo Group Limited, a copy of which is on file with the Secretary of Wave Life Sciences Ltd.”

5.11 Financial Assurances. As of the date hereof and as of the Closing Date, the Investor has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

6. Investor’s Conditions to Closing. The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):

6.1 Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1(a), 4.2, 4.3, 4.4, 4.5(a), 4.6(d), 4.8, 4.12(d) and 4.17 of this Agreement) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

6.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3 Investor Agreement. The Company shall have duly executed and delivered to the Investor, pursuant to Section 3.2(a) of this Agreement, the Investor Agreement.

6.4 Collaboration Agreement. The Company shall have duly executed and delivered to GSK IP3 the Collaboration Agreement, and there shall have been no termination of the Collaboration Agreement that, as of the Closing, has been delivered or is effective.

6.5 Agreements, Certificates, Etc. The Company shall have duly executed and delivered to the Investor the documents referenced in Section 3.2(a) of this Agreement.

6.6 Nasdaq Notification. The Company shall have submitted a listing of additional shares notification to the Nasdaq Global Market in connection with the consummation of the transactions contemplated by this Agreement.

6.7 No Material Adverse Effect. From and after the date of this Agreement until the Closing Date, there shall have occurred no event that has caused or would reasonably be expected to cause a Material Adverse Effect.

7. Company’s Conditions to Closing. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1 Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3 Investor Agreement. The Investor shall have duly executed and delivered to the Company, pursuant to Section 3.2(b) of this Agreement, the Investor Agreement.

7.4 Collaboration Agreement. GSK IP3 shall have duly executed and delivered to the Company the Collaboration Agreement, and there shall have been no termination of the Collaboration Agreement that, as of the Closing, has been delivered or is effective.

8. Mutual Conditions to Closing. The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

8.1 HSR Act and Other Qualifications. The filings required under the HSR Act in connection with the Transaction Agreements shall have been made and the required waiting period shall have expired or been terminated as of the Closing Date, and all other authorizations, consents, waivers, permits, approvals, qualifications and registrations to be obtained or effected with any Governmental Authority, including, without limitation, necessary blue sky permits and qualifications required by any state for the offer and sale to the Investor of the Shares, shall have been obtained and shall be in effect as of the Closing Date.

8.2 Absence of Litigation. There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor that questions the validity of any of the Transaction Agreements, the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by any Transaction Agreement.

8.3 No Prohibition. No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect.

9. Termination.

9.1 Ability to Terminate. This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Company and the Investor;

(b) either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 shall have become incapable of fulfillment by the Closing Date and shall not have been waived in writing by the other party; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Closing Date;

(c) the Company, if (i) any of the representations and warranties of the Investor contained in Section 5 of this Agreement shall fail to be true and correct or (ii) there shall be a breach by the Investor of any covenant of the Investor in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6 or 8, and (B) which is not curable or, if curable, is not cured on or prior to the twentieth (20th) day after written notice thereof is given by the Company to the Investor;

(d) the Investor, if (i) any of the representations and warranties of the Company contained in Section 4 of this Agreement shall fail to be true and correct or (ii) there shall be a breach by the Company of any covenant of the Company in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 7 or 8, and (B) which is not curable or, if curable, is not cured on or prior to the twentieth (20th) day after written notice thereof is given by the Investor to the Company.

9.2 Automatic Termination. This Agreement shall terminate immediately upon termination of the Collaboration Agreement pursuant to Section 14.3 thereof.

9.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 or 9.2 hereof, (a) this Agreement (except for this Section 9.3 and Section 11 hereof (other than Section 11.13), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 9.3 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

10. Additional Covenants and Agreements.

10.1 Market Listing. From the date hereof through the Closing Date, the Company shall use all reasonable efforts to (a) maintain the listing and trading of the Ordinary Shares on The Nasdaq Global Market and (b) effect the listing of the Shares on The Nasdaq Global Market.

10.2 Assistance and Cooperation. Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (a) taking all reasonable acts necessary to cause the conditions precedent set forth in Sections 6, 7 and 8 to be satisfied; (b) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and taking all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority; (c) taking all reasonable steps to obtain all necessary consents, approvals or waivers from Third Parties; and (d) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. In addition, each of the Company and the Investor will promptly take any and all steps necessary to obtain any consent or to vacate or lift any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority relating to antitrust matters that would have the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting or materially delaying their consummation.

10.3 Effect of Waiver of Condition to Closing. In the event that, as of the Closing, the Investor waives the condition regarding a Material Adverse Effect set forth in Section 6.7 of this Agreement, the Investor shall be deemed to have waived any right of recourse against the Company for, and agreed not to sue the Company in respect of, any and all events or inaccuracies in any representations or warranties of the Company (a) that, as of the Closing, have caused or would reasonably be expected to cause such Material Adverse Effect and (b) of which the Investor had notice in writing from the Company immediately prior to the Closing.

10.4 Share Issuance and Legend Removal. The Company will deliver to Investor an updated shareholder register reflecting the Investor as holder of the Shares and evidence of the issuance of the Shares promptly following the Closing. The legend set forth in Section 5.10 hereof shall be removed from any certificate evidencing the Shares (or if the Shares are held in book-entry form, any restrictions on transfer noted with respect thereto shall be removed) and the Company shall, or shall cause its transfer agent to, issue, no later than five (5) Business Days from receipt of a request from the Investor pursuant to this Section 10.4 following the expiration of the Restricted Period (as defined in the Investor Agreement) or such earlier date on which the restrictions on dispositions of the Shares terminates in accordance with Section 6.3 of the Investor Agreement, a certificate or certificates evidencing all or a portion of the Shares (if any), as requested by the Investor, without such legend if such legend removal is in compliance with Sections 4 and 5 of the Investor Agreement and: (i) such securities have been resold under an effective registration statement under the Securities Act, (ii) such securities have been or will be transferred in compliance with Rule 144 under the Securities Act, (iii) such securities are eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act or (iv) the Investor shall have provided the Company with an opinion of counsel, reasonably satisfactory to the Company, stating that such securities may lawfully be transferred without registration under the Securities Act.

11. Miscellaneous.

11.1 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

11.2 Waiver. Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

11.3 Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, sent by email or delivered by express courier service (signature required) to the party to which it is directed at its address set forth on Exhibit C attached hereto or such other address as such party will have last given by notice to the other party. Notices will be deemed effective (a) the next day if sent by express courier service, or (b) on the date sent if sent by email and no delivery failure notification has been received, except any notice sent after 5:00 p.m. (Eastern Time) on a Business Day or on a non-Business Day will be deemed to have been received on the next Business Day. Either Party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Section 11.3.

11.4 Entire Agreement. This Agreement and the Investor Agreement (once executed), contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

11.5 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

11.6 Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

11.7 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.8 Assignment. Except for an assignment by the Investor of this Agreement or any rights hereunder to an Affiliate (which assignment shall not relieve the Investor of any obligation hereunder), neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

11.11 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.12 No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party.

11.13 Survival of Warranties. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing for twelve (12) months, except for (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.5(a), 4.6(d), 4.8, 4.12, 4.15, 4.16, 4.17, 5.1, 5.2, 5.5, 5.7, 5.8, 5.9 and 5.10, which shall survive the Closing and (b) the representation and warranty of the Investor in Section 5.11, which shall not survive the Closing. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

11.14 Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.15 Expenses. Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement and the Investor Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WAVE LIFE SCIENCES LTD.

By: /s/ Paul B. Bolno, M.D., MBA

Name: Paul B. Bolno, M.D., MBA

Title: President and Chief Executive Officer

GLAXO GROUP LIMITED

By: /s/ John J. Lepore, M.D.

Name: John J. Lepore, M.D.

Title: SVP, Head of Research, GSK

[Signature Page to Share Purchase Agreement]

EXHIBIT A

FORM OF CROSS RECEIPT

CROSS RECEIPT

Wave Life Sciences Ltd. hereby acknowledges receipt from Glaxo Group Limited on [__], 2023 of $50,000,001.48, representing the purchase price for 10,683,761 Ordinary Shares, no par value, of Wave Life Sciences Ltd., pursuant to that certain Share Purchase Agreement, dated as of December 13, 2022, by and between Glaxo Group Limited and Wave Life Sciences Ltd.

WAVE LIFE SCIENCES LTD.

By:

Name:

Title:

Glaxo Group Limited hereby acknowledges receipt from Wave Life Sciences Ltd. on [__], 2023 of 10,683,761 Ordinary Shares, no par value, of Wave Life Sciences Ltd., delivered pursuant to that certain Share Purchase Agreement, dated as of December 13, 2022, by and between Glaxo Group Limited and Wave Life Sciences Ltd.

GLAXO GROUP LIMITED

By:

Name:

Title:

A-1

EXHIBIT B

FORM OF INVESTOR AGREEMENT

B-1

EXHIBIT C

NOTICES

(a) If to the Investor:

Corporate Secretariat

Glaxo Group Limited

980 Great West Road

Brentford, Middlesex TW8 9GS

United Kingdom

with copies, which will not constitute notice, to:

VP and Head of Legal Business Development & Corporate

Corporate Secretariat

Glaxo Group Limited

980 Great West Road

Brentford, Middlesex TW8 9GS

United Kingdom

VP and Head of Corporate Development

Corporate Seretariat

Glaxo Group Limited

980 Great West Road

Brentford, Middlesex TW8 9GS

United Kingdom

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Andres Liivak, Esq.

Email: Andres.Liivak@whitecase.com

(b) If to the Company:

Wave Life Sciences Ltd.
733 Concord Avenue
Cambridge, MA 02138
Attention: General Counsel

Email: legalnotices@wavelifesci.com

with a copy, which will not constitute notice, to:

Goodwin Procter LLP
100 Northern Avenue

C-1

Boston, MA 02210
Attention: Sarah A. Solomon, Esq.

Gregg L. Katz, Esq.

Email: SSolomon@goodwinlaw.com; GKatz@goodwinlaw.com

C-2